Exhibit 1.1

CHINA UNICOM LIMITED    (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of August 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of August 2004.

Operational Statistics for the month of August 2004 and the comparative figures for the previous month are as follows:—

	August 2004	July 2004
1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	80.686 million	79.804 million
• Post-paid Subscribers	41.275 million	40.955 million
• Pre-paid Subscribers	39.411 million	38.849 million
Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	8.116 million	7.234 million
• Post-paid Subscribers	1.713 million	1.392 million
• Pre-paid Subscribers	6.403 million	5.842 million
Aggregated Number of CDMA Cellular Service Subscribers	25.135 million	24.433 million
• Post-paid Subscribers	23.352 million	22.769 million
• Pre-paid Subscribers	1.783 million	1.664 million
Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	6.190 million	5.488 million
• Post-paid Subscribers	5.372 million	4.788 million
• Pre-paid Subscribers	0.818 million	0.700 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	6.5260 billion	5.6530 billion
• Domestic Long Distance	6.4236 billion	5.5658 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.1024 billion	0.0872 billion
Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	8.4649 billion	7.4014 billion
• Domestic Long Distance	8.3758 billion	7.3235 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0891 billion	0.0779 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	13.332 million	13.239 million

Notes:

1.        All the Aggregated Numbers recorded for the months of July 2004 and August 2004 are aggregated data reported at 24:00 on 31 July 2004 and 31 August 2004 respectively.

2.        The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of August 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 31 August 2004 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of July and August 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson), Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 17 September 2004